CONTACTS: Media Inquiries

Krista McClure

(248) 435-7115

krista.mcclure@arvinmeritor.com

Investor Inquiries

Ken Andrysiak

(248) 435-1923

kenneth.andrysiak@arvinmeritor.com

ArvinMeritor Announces Proposed Offering of Convertible

Senior Unsecured Notes

TROY, Mich. (Feb. 28, 2006) — ArvinMeritor, Inc. (NYSE:ARM) today announced that it intends, subject to market and other conditions, to offer $200 million aggregate principal amount of convertible senior unsecured notes due in 2026 (the “notes”) to qualified institutional buyers in a private placement. ArvinMeritor expects to grant the initial purchasers of the notes an option to purchase up to an additional $30 million aggregate principal amount of the notes. In certain circumstances, the notes may be convertible into cash up to the principal amount. With respect to any excess conversion value, the notes may be convertible into cash, shares of ArvinMeritor common stock or a combination of cash and common stock, at ArvinMeritor’s option.

The company expects to use the net proceeds from the offering of the notes, together with proceeds from other sources, to fund purchases pursuant to its pending offer to purchase up to $450 million aggregate principal amount of the company’s outstanding indebtedness.

The securities to be offered have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, global economic and market conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); availability and cost of raw materials, including steel; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its customers and suppliers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of the company’s suppliers and customers, including potential bankruptcies; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; as well as other risks and uncertainties, including, but not limited to, those detailed from time to time in the filings of the company with the Securities and Exchange Commission.

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